The New York Times Company Reports Third-Quarter 2024 Results

NEW YORK, November 4, 2024 – The New York Times Company (NYSE: NYT) announced today third-quarter 2024 results.
Key Highlights
•The Company added approximately 260,000 net digital-only subscribers compared with the end of the second quarter of 2024 bringing the total number of subscribers to 11.09 million.
•Total digital-only average revenue per user (“ARPU”) increased 1.8 percent year-over-year to $9.45 primarily as a result of subscribers transitioning from promotional to higher prices and price increases on tenured non-bundled subscribers.
•Growth in both digital subscribers and ARPU drove a year-over-year increase in digital subscription revenues of 14.2 percent.
•Digital advertising revenues increased 8.8 percent year-over-year largely as a result of higher revenues from open-market programmatic advertising, which was largely driven by new advertising supply across our products, and direct-sold display advertising.
•Other revenue increased 9.3 percent year-over-year as a result of higher Wirecutter affiliate referral and licensing revenues.
•Operating costs and adjusted operating costs (defined below) each increased 5.4 percent year-over-year, largely as a result of higher cost of revenue, sales and marketing and product development expenses, partially offset by lower general and administrative expenses.
•Operating profit increased 20.7 percent year-over-year to $76.7 million, while adjusted operating profit (defined below) increased 16.1 percent year-over-year to $104.2 million, primarily as a result of higher digital subscription revenues partially offset by higher adjusted operating costs.
•Operating profit margin for the quarter was 12.0 percent and adjusted operating profit margin (defined below) was 16.3 percent, a year-over-year increase of approximately 130 basis points.
•Diluted earnings per share for the quarter was $.39, a $.07 increase year-over-year and adjusted diluted earnings per share (defined below) was $.45, a $.08 increase year-over-year.

Meredith Kopit Levien, president and chief executive officer, The New York Times Company, said, “The third quarter was another strong one for The Times as we made further progress toward becoming the essential subscription for every curious person seeking to understand and engage with the world. We passed 11 million total subscribers in the quarter, more than five million of whom now subscribe to the bundle or multiple products. Our world-class news coverage and premium lifestyle products meet complementary user needs, and drive revenue growth across subscriptions, advertising, affiliate and licensing. We believe that portfolio, and our ability to keep adding value to it over time, is what makes The Times resilient in a changing media landscape, and well-positioned to become a larger, more profitable company.”

Summary of Quarterly Results
(In millions, except percentages, subscriber metrics (in thousands), ARPU and per share data)

	Q3 2024	Q2 2024	Q1 2024	Q4 2023	Q3 2023
Total subscribers(1)	11,090	10,840	10,550	10,360	10,080
Digital-only subscribers(1)	10,470	10,210	9,910	9,700	9,410
Digital-only subscribers quarterly net additions(1)	260	300	210	300	210
Total digital-only ARPU	$9.45	$9.34	$9.21	$9.24	$9.28
% change year-over-year	1.8%	2.1%	1.9%	3.5%	4.6%

Digital-only subscription revenues	$322.2	$304.5	$293.0	$288.7	$282.2
% change year-over-year	14.2%	12.9%	13.2%	7.2%	15.7%
Digital advertising revenues	$81.6	$79.6	$63.0	$107.7	$75.0
% change year-over-year	8.8%	7.8%	2.9%	(3.7)%	6.7%
Total revenues	$640.2	$625.1	$594.0	$676.2	$598.3
% change year-over-year	7.0%	5.8%	5.9%	1.3%	9.3%

Total operating costs	$563.5	$545.7	$545.7	$547.2	$534.8
% change year-over-year	5.4%	2.0%	2.4%	(4.8)%	7.7%
Adjusted operating costs(2)	$536.0	$520.4	$518.0	$522.3	$508.6
% change year-over-year	5.4%	4.4%	2.2%	(0.7)%	6.2%

Operating profit	$76.7	$79.4	$48.3	$129.0	$63.6
Operating profit margin %	12.0%	12.7%	8.1%	19.1%	10.6%
Adjusted operating profit (“AOP”) - NYTG	$101.5	$107.1	$84.7	$158.4	$97.7
AOP margin % - NYTG	17.0%	18.3%	15.2%	24.8%	17.3%
AOP - The Athletic	$2.6	$(2.4)	$(8.7)	$(4.4)	$(7.9)
AOP(2)	$104.2	$104.7	$76.1	$154.0	$89.8
AOP margin %(2)	16.3%	16.7%	12.8%	22.8%	15.0%

Diluted earnings per share (“EPS”)	$0.39	$0.40	$0.24	$0.66	$0.32
Adjusted diluted EPS(2)	$0.45	$0.45	$0.31	$0.70	$0.37
Diluted shares	165.8	165.5	165.6	165.9	165.4
(1) Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.
(2) Non-GAAP financial measure. See “Comparisons”, “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” for more details.

Comparisons
Unless otherwise noted, all comparisons are for the third quarter of 2024 to the third quarter of 2023.
Third quarter 2024 results included the following special item:
•$4.6 million of pre-tax litigation-related costs ($3.4 million or $0.03 per share after tax) in connection with a lawsuit against Microsoft Corporation and Open AI Inc. and various of its corporate affiliates alleging unlawful and unauthorized copying and use of the Company’s journalism and other content in connection with their development of generative artificial intelligence products (“Generative AI Litigation Costs”). Management determined to report Generative AI Litigation Costs as a special item beginning in the first quarter of 2024 because, unlike other litigation expenses, the Generative AI Litigation Costs arise from a discrete, complex and unusual proceeding and do not, in management’s view, reflect the Company’s ongoing business operational performance.
Third quarter 2023 results included the following special items:
•A $2.5 million charge ($1.8 million or $0.01 per share after tax) related to an impairment of an indefinite-lived intangible asset.
•A $2.3 million favorable adjustment ($1.7 million or $0.01 per share after tax) related to a reduction in a multiemployer pension plan liability.
This release refers to certain non-GAAP financial measures, including adjusted operating profit, adjusted operating costs, adjusted diluted EPS and free cash flow. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” for more details, including a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

Consolidated Results
Subscribers and Net Additions
The Company ended the third quarter of 2024 with approximately 11.09 million subscribers to its print and digital products, including approximately 10.47 million digital-only subscribers. Of the 10.47 million digital-only subscribers, approximately 5.12 million were bundle and multiproduct subscribers.
Compared with the end of the second quarter of 2024, there was a net increase of 260,000 digital-only subscribers.
Average Revenue Per User
Average revenue per user or “ARPU,” a metric we calculate to track the revenue generation of our digital subscriber base, represents the average revenue per digital subscriber over a 28-day billing cycle during the applicable quarter. For more information, please refer to the Supplemental Subscriber, ARPU and Subscriptions Revenues Information in the exhibits.
Total digital-only ARPU was $9.45 for the third quarter of 2024, an increase of 1.8 percent compared with the third quarter of 2023 driven primarily by subscribers transitioning from promotional to higher prices and price increases on tenured non-bundled subscribers.
Subscription Revenues
Total subscription revenues increased 8.3 percent to $453.3 million in the third quarter of 2024. Subscription revenues from digital-only products increased 14.2 percent to $322.2 million due to an increase in bundle and multiproduct revenues and an increase in other single-product subscription revenues, partially offset by a decrease in news-only subscription revenues. Print subscription revenues decreased 3.8 percent to $131.1 million, primarily due to lower domestic home-delivery revenues.
Advertising Revenues
Third-quarter 2024 total advertising revenues increased 1.1 percent to $118.4 million while digital advertising revenues increased 8.8 percent and print advertising revenues decreased 12.6 percent.
Digital advertising revenues were $81.6 million, or 68.9 percent of total Company advertising revenues, compared with $75.0 million, or 64.0 percent, in the third quarter of 2023. Digital advertising revenues increased due to higher revenues from open-market programmatic advertising, which was largely driven by new advertising supplyacross our products, and direct-sold display advertising. Print advertising revenues decreased primarily due to declines in the finance and classifieds categories.
Other Revenues
Other revenues increased 9.3 percent to $68.5 million in the third quarter of 2024, primarily as a result of higher Wirecutter affiliate referral and licensing revenues.
Total Revenues
In the aggregate, subscription, advertising and other revenues for the third quarter of 2024 increased 7.0 percent to $640.2 million from $598.3 million for the third quarter of 2023.

Operating Costs
Total operating costs increased 5.4 percent in the third quarter of 2024 to $563.5 million compared with $534.8 million in the third quarter of 2023. Operating costs in the third quarter of 2024 included Generative AI Litigation Costs of $4.6 million. Operating costs in the third quarter of 2023 included a $2.5 million impairment charge related to an indefinite-lived intangible asset, as well as a $2.3 million favorable adjustment related to a reduction of our multiemployer pension plan liability. Adjusted operating costs increased 5.4 percent to $536.0 million from $508.6 million in the third quarter of 2023.
Cost of revenue increased 6.7 percent to $331.8 million compared with $311.1 million in the third quarter of 2023 due mainly to higher journalism expenses and higher subscriber and advertiser servicing costs, partially offset by lower print production and distribution costs.
Sales and marketing costs increased 10.4 percent to $69.1 million compared with $62.6 million in the third quarter of 2023 due mainly to higher marketing and promotion costs. Media expenses, a component of sales and marketing costs that represents the cost to promote our subscription business, increased 33.8 percent to $35.0 million in the third quarter of 2024 from $26.1 million in the third quarter of 2023.
Product development costs increased 6.3 percent to $61.0 million compared with $57.4 million in the third quarter of 2023, primarily due to higher compensation and benefits expenses.
General and administrative costs decreased 6.9 percent to $76.2 million compared with $81.9 million in the third quarter of 2023, largely due to lower severance and outside services expenses.

Business Segment Results
We have two reportable segments: NYTG and The Athletic. Management uses adjusted operating profit (loss) by segment in assessing performance and allocating resources. The Company includes in its presentation revenues and adjusted operating costs to arrive at adjusted operating profit (loss) by segment. Adjusted operating costs are defined as operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating profit is defined as operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Refer to Segment Information in the exhibits for more information on these segment measures.
The New York Times Group
NYTG revenues grew 5.7 percent in the third quarter of 2024 to $596.0 million from $563.9 million in the third quarter of 2023. Subscription revenues increased 7.4 percent to $422.2 million from $392.9 million in the third quarter of 2023, primarily due to growth in subscription revenues from digital-only products, partially offset by decreases in print subscription revenues. Advertising revenues increased 0.6 percent to $109.3 million from $108.7 million in the third quarter of 2023, due to higher revenues from digital advertising partially offset by declines in print advertising revenues. Other revenues increased 3.6 percent to $64.5 million from $62.3 million in the third quarter of 2024, due to higher Wirecutter affiliate referral revenues.
NYTG adjusted operating costs increased 6.1 percent in the third quarter of 2024 to $494.5 million from $466.2 million in the third quarter of 2023, primarily due to higher journalism and sales and marketing costs.
NYTG adjusted operating profit increased 4.0 percent to $101.5 million from $97.7 million in the third quarter of 2023. This was primarily the result of higher digital subscription and digital advertising revenues, partially offset by higher adjusted operating costs and lower print advertising and print subscription revenues.
The Athletic
The Athletic revenues grew 29.8 percent in the third quarter of 2024 to $44.7 million from $34.4 million in the third quarter of 2023. Subscription revenues increased 21.4 percent to $31.1 million from $25.6 million in the third quarter of 2023, primarily due to growth in the number of subscribers with The Athletic. We provide all bundle subscribers with the ability to access The Athletic and all bundle subscribers are included in this metric. Advertising revenues increased 7.2 percent to $9.0 million from $8.4 million in the third quarter of 2023, primarily due to higher revenues from direct-sold display advertising. Other revenue increased to $4.5 million from $0.4 million in the third quarter of 2023, primarily due to an increase in licensing revenue from an Apple licensing deal.
The Athletic adjusted operating costs decreased 0.6 percent in the third quarter of 2024 to $42.1 million from $42.3 million in the third quarter of 2023. The decrease was mainly due to lower sales and marketing costs as some media spend was shifted to NYTG for bundle marketing, and was partially offset by higher journalism and product development costs.
The Athletic adjusted operating profit increased $10.5 million to $2.6 million from a loss of $7.9 million in the third quarter of 2023. This was primarily the result of higher subscription and other revenues.

Consolidated Other Data
Interest Income and Other, net
Interest income and other, net in the third quarter of 2024 was $9.4 million compared with $5.7 million in the third quarter of 2023. The increase was primarily a result of higher interest rates on cash and marketable securities.
Income Taxes
The Company had income tax expense of $20.9 million in the third quarter of 2024 compared with $16.4 million in the third quarter of 2023. The effective income tax rate was 24.6 percent in the third quarter of 2024 and 23.4 percent in the third quarter of 2023. The increase in income tax expense was primarily due to higher pre-tax income in the third quarter of 2024. The effective income tax rate was lower in the third quarter of 2023 primarily due to the benefit of additional tax credits in that quarter.
Earnings Per Share
Diluted EPS in the third quarter of 2024 was $.39 compared with $.32 in the same period of 2023. The increase in diluted EPS was primarily driven by higher operating profit and higher interest income. Adjusted diluted EPS was $.45 in the third quarter of 2024 compared with $.37 in the third quarter of 2023.
Liquidity
As of September 30, 2024, the Company had cash and marketable securities of $820.4 million, an increase of $111.2 million from $709.2 million as of December 31, 2023.
The Company has a $350 million unsecured revolving line of credit. As of September 30, 2024, there were no outstanding borrowings under this credit facility, and the Company did not have other outstanding debt.
Net cash provided by operating activities in the first nine months of 2024 was $258.8 million compared with $224.1 million in the same period of 2023. Free cash flow in the first nine months of 2024 was $237.7 million compared with $207.6 million in the same period of 2023.
Shares Repurchases
During the quarter ended September 30, 2024, the Company repurchased 341,456 shares of its Class A Common Stock for an aggregate purchase price of approximately $18.3 million. As of November 1, 2024, approximately $183.0 million remains available and authorized for repurchases.
Capital Expenditures
Capital expenditures totaled approximately $6 million in the third quarter of 2024 compared with approximately $7 million in the third quarter of 2023. The decrease in capital expenditures in 2024 was primarily driven by lower technology expenditures and lower expenditures at the Company’s College Point, N.Y., printing and distribution facility, partially offset by higher expenditures related to improvements in the Company headquarters.

Outlook
Below is the Company’s guidance for revenues and adjusted operating costs for the fourth quarter of 2024 compared with the fourth quarter of 2023.

The New York Times Company

Digital-only subscription revenues	increase 14 - 17%
Total subscription revenues	increase 7 - 9%

Digital advertising revenues	increase high-single-digits to low-double-digits
Total advertising revenues	increase low-single-digits

Other revenue	increase 11 - 13%

Adjusted operating costs	increase 5 - 6%
The Company expects the following on a pre-tax basis in 2024:
•Depreciation and amortization: approximately $80 million
•Interest income and other, net: approximately $35 million, and
•Capital expenditures: approximately $35 million.

Conference Call Information
The Company’s third-quarter 2024 earnings conference call will be held on Monday, November 4, 2024, at 8:00 a.m. E.T.
A live webcast of the earnings conference call will be available at investors.nytco.com.
Participants can pre-register for the conference call at https://dpregister.com/sreg/10193630/fdb71fe658, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international).

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. An audio replay will also be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international) beginning approximately two hours after the call until 11:59 p.m. E.T. on Monday, November 18. The passcode for accessing the audio replay via phone is 8671250.

About The New York Times Company
The New York Times Company (NYSE: NYT) is a trusted source of quality, independent journalism whose mission is to seek the truth and help people understand the world. With more than 11 million subscribers across a diverse array of print and digital products — from news to cooking to games to sports — The Times Company has evolved from a local and regional news leader into a diversified media company with curious readers, listeners and viewers around the globe. Follow news about the company at NYTCo.com.

Forward-Looking Statements
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Terms such as “aim,” “anticipate,” “believe,” “confidence,” “contemplate,” “continue,” “conviction,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “opportunity,” “optimistic,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” or similar statements or variations of such words and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based upon our current expectations, estimates and assumptions and involve risks and uncertainties that change over time; actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include, but are not limited to: significant competition in all aspects of our business; our ability to grow the size and profitability of our subscriber base; our dependence on user and other metrics that are subject to inherent challenges in measurement; numerous factors that affect our advertising revenues, including market dynamics, evolving digital advertising trends and the evolution of our strategy; damage to our brand or reputation; risks associated with generative artificial intelligence technology; economic, market, geopolitical and public health conditions or other events; risks associated with the international scope of our business and foreign operations; significant disruptions in our newsprint supply chain or newspaper printing and distribution channels or a significant increase in the costs to print and distribute our newspaper; risks associated with environmental, social and governance matters and any related reporting obligations; adverse results from litigation or governmental investigations; risks associated with acquisitions (including The Athletic), divestitures, investments and similar transactions; the risks and challenges associated with investments we make in new and existing products and services; risks associated with attracting and maintaining a talented and diverse workforce; the impact of labor negotiations and agreements; potential limits on our operating flexibility due to the nature of significant portions of our expenses; the effects of the size and volatility of our pension plan obligations; liabilities that may result from our participation in multiemployer pension plans; our ability to improve and scale our technical and data infrastructure; security incidents and other network and information systems disruptions; our ability to comply with laws and regulations with respect to privacy, data protection and consumer marketing and subscription practices; payment processing risk; defects, delays or interruptions in the cloud-based hosting services we utilize; our ability to protect our intellectual property; claims against us of intellectual property infringement; our ability to meet our publicly announced guidance and/or targets; the effects of restrictions on our operations as a result of the terms of our credit facility; our future access to capital markets and other financing options; and the concentration of control of our company due to our dual-class capital structure.
More information regarding these risks and uncertainties and other important factors that could cause actual results to differ materially from those in the forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
This release refers to certain non-GAAP financial measures, including adjusted operating profit, defined as operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items; adjusted operating profit margin, defined as adjusted operating profit divided by revenues; adjusted operating costs, defined as operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs and special items; adjusted diluted EPS, defined as diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items; and free cash flow, defined as net cash provided by operating activities less capital expenditures. Refer to “Reconciliation of Non-GAAP Financial Measures” in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures. Certain guidance is provided on a non-GAAP basis and not reconciled to the most directly comparable GAAP measure because we are unable to provide, without unreasonable effort, a calculation or estimation of amounts necessary for such reconciliation due to the inherent difficulty of forecasting such amounts.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Supplemental Subscriber, ARPU and Subscription Revenues Information
Segment Information
Reconciliation of Non-GAAP Financial Measures

Contacts:
Media:	Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com
Investors:	Anthony DiClemente, 212-556-7661; anthony.diclemente@nytimes.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Third Quarter			Nine Months
	2024	2023	% Change	2024	2023	% Change
Revenues
Subscription(a)	$453,327	$418,577	8.3%	$1,321,654	$1,225,709	7.8%
Advertising(b)	118,370	117,113	1.1%	341,244	341,124	—
Other(c)	68,481	62,655	9.3%	196,392	183,104	7.3%
Total revenues	640,178	598,345	7.0%	1,859,290	1,749,937	6.2%
Operating costs
Cost of revenue (excluding depreciation and amortization)	331,839	311,135	6.7%	971,480	927,910	4.7%
Sales and marketing	69,131	62,635	10.4%	195,568	191,910	1.9%
Product development	61,030	57,433	6.3%	186,435	170,542	9.3%
General and administrative	76,209	81,870	(6.9)%	231,894	235,194	(1.4)%
Depreciation and amortization	20,622	21,475	(4.0)%	61,865	64,173	(3.6)%
Generative AI Litigation Costs(d)	4,620	—	*	7,592	—	*
Impairment charges(e)	—	2,503	*	—	15,239	*
Multiemployer pension plan liability adjustment	—	(2,273)	*	—	(2,273)	*
Total operating costs	563,451	534,778	5.4%	1,654,834	1,602,695	3.3%
Operating profit	76,727	63,567	20.7%	204,456	147,242	38.9%
Other components of net periodic benefit (costs)/income	(1,050)	684	*	(3,124)	2,053	*
Interest income and other, net	9,366	5,736	63.3%	26,449	13,426	97.0%
Income before income taxes	85,043	69,987	21.5%	227,781	162,721	40.0%
Income tax expense	20,900	16,372	27.7%	57,681	40,211	43.4%
Net income	$64,143	$53,615	19.6%	$170,100	$122,510	38.8%
Average number of common shares outstanding:
Basic	164,419	164,568	(0.1)%	164,535	164,752	(0.1)%
Diluted	165,847	165,406	0.3%	165,834	165,436	0.2%
Basic earnings per share attributable to common stockholders	$0.39	$0.33	18.2%	$1.03	$0.74	39.2%
Diluted earnings per share attributable to common stockholders	$0.39	$0.32	21.9%	$1.03	$0.74	39.2%
Dividends declared per share	$0.13	$0.11	18.2%	$0.39	$0.33	18.2%
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a) The following table summarizes digital and print subscription revenues for the third quarters and first nine months of 2024 and 2023:

	Third Quarter			Nine Months
	2024	2023	% Change	2024	2023	% Change
Digital-only subscription revenues(1)	$322,198	$282,228	14.2%	$919,677	$810,770	13.4%
Print subscription revenues(2)	131,129	136,349	(3.8)%	401,977	414,939	(3.1)%
Total subscription revenues	$453,327	$418,577	8.3%	$1,321,654	$1,225,709	7.8%
(1) Includes revenue from bundled and standalone subscriptions to our news product, as well as to The Athletic and to our Cooking, Games and Wirecutter products.
(2) Includes domestic home-delivery subscriptions, which include access to our digital products. Also includes single-copy, NYT International and Other subscription revenues.

(b) The following table summarizes digital and print advertising revenues for the third quarters and first nine months of 2024 and 2023:

	Third Quarter			Nine Months
	2024	2023	% Change	2024	2023	% Change
Advertising revenues:
Digital	$81,564	$75,001	8.8%	$224,166	$210,076	6.7%
Print	36,806	42,112	(12.6)%	117,078	131,048	(10.7)%
Total advertising	$118,370	$117,113	1.1%	$341,244	$341,124	—

(c) Other revenues primarily consist of revenues from licensing, Wirecutter affiliate referrals, commercial printing, the leasing of floors in the Company headquarters, our live events business, books, television and film, retail commerce and our student subscription sponsorship program. Digital other revenues, which consist primarily of Wirecutter affiliate referral revenue and digital licensing revenues, totaled $43.6 million and $121.6 million for the third quarter and first nine months of 2024, respectively.

(d) In the third quarter and first nine months of 2024, the Company recorded $4.6 million ($3.4 million or $0.03 per share after tax) and $7.6 million ($5.6 million or $0.05 per share after tax), respectively, of pre-tax litigation-related costs in connection with a lawsuit against Microsoft and Open AI Inc.

(e) In the second quarter of 2023, the Company recorded a $12.7 million impairment charge ($9.3 million or $0.06 per share after tax) related to excess leased office space that is being marketed for sublet (the “lease-related impairment”). In the third quarter of 2023, the Company recorded a $2.5 million impairment charge ($1.8 million or $0.01 per share after tax) related to an indefinite-lived intangible asset.

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL SUBSCRIBER, ARPU AND SUBSCRIPTION REVENUES INFORMATION
(Amounts in thousands, except for ARPU)
We offer a digital subscription package (or “bundle”) that includes access to our digital news product (which includes our news website, NYTimes.com, and mobile and Audio applications), as well as to The Athletic and to our Cooking, Games and Wirecutter products. Our subscriptions also include standalone digital subscriptions to our digital news product, as well as to The Athletic, and our Cooking, Games and Wirecutter products.
The following tables present information regarding the number of subscribers to the Company’s products as well as certain additional metrics. A subscriber is defined as a user who has subscribed (and provided a valid method of payment) for the right to access one or more of the Company’s products. Subscribers with a domestic home-delivery print subscription to The New York Times, which includes access to our digital products, are excluded from digital-only subscribers.

The following table sets forth subscribers as of the end of the five most recent fiscal quarters:

	Q3 2024	Q2 2024	Q1 2024	Q4 2023	Q3 2023
Digital-only subscribers:
Bundle and multiproduct(1)(2)	5,120	4,830	4,550	4,220	3,790
News-only(2)(3)	2,110	2,290	2,500	2,740	3,020
Other single-product(2)(4)	3,240	3,100	2,860	2,740	2,600
Total digital-only subscribers(2)(5)	10,470	10,210	9,910	9,700	9,410
Print subscribers(6)	620	630	640	660	670
Total subscribers	11,090	10,840	10,550	10,360	10,080
(1) Subscribers with a bundle subscription or standalone digital-only subscriptions to two or more of the Company’s products.
(2) Includes group corporate and group education subscriptions, which collectively represented approximately 6% of total digital-only subscribers as of the end of the third quarter of 2024. The number of group subscribers is derived using the value of the relevant contract and a discounted subscription rate.

(3) Subscribers with only a digital-only news product subscription.
(4) Subscribers with only one digital-only subscription to The Athletic or to our Cooking, Games or Wirecutter products.
(5) Subscribers with digital-only subscriptions to one or more of our news product, The Athletic, or our Cooking, Games and Wirecutter products.
(6) Subscribers with a domestic home-delivery or mail print subscription to The New York Times, which includes access to our digital products, or a print subscription to our Book Review or Large Type Weekly products.

The sum of individual metrics may not always equal total amounts indicated due to rounding. Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.

The following table sets forth ARPU metrics relating to the above digital-only subscriber categories for the five most recent fiscal quarters:

	Q3 2024	Q2 2024	Q1 2024	Q4 2023	Q3 2023
Digital-only ARPU:
Bundle and multiproduct	$12.35	$11.96	$11.79	$12.13	$12.81
News-only	$11.48	$11.26	$10.88	$10.38	$10.05
Other single-product	$3.59	$3.65	$3.59	$3.56	$3.48
Total digital-only ARPU	$9.45	$9.34	$9.21	$9.24	$9.28
ARPU metrics are calculated by dividing the digital subscription revenues in the quarter by the average number of digital-only subscribers divided by the number of days in the quarter multiplied by 28 to reflect a 28-day billing cycle. In calculating ARPU metrics, for our subscriber categories (Bundle and multiproduct, News-only and Other single-product), we use the monthly average number of digital-only subscribers (calculated as the sum of the number of subscribers in each category at the beginning and end of the month, divided by two) and for Total digital-only ARPU, we use the daily average number of digital-only subscribers.

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL SUBSCRIBER, ARPU AND SUBSCRIPTION REVENUES INFORMATION
(Amounts in thousands)

The following table sets forth the subset of subscribers above who have a digital-only standalone subscription to The Athletic or a bundle subscription that includes the ability to access The Athletic as of the end of the five most recent fiscal quarters. The Company plans to discontinue reporting this metric after the fourth quarter of 2024. Digital-only subscribers with The Athletic will continue to be included in our reported bundle and multiproduct and other single-product subscriber categories.

	Q3 2024	Q2 2024	Q1 2024	Q4 2023	Q3 2023
Digital-only subscribers with The Athletic(1)(2)	5,540	5,280	4,990	4,650	4,180
(1) We provide all bundle subscribers with the ability to access The Athletic and all bundle subscribers are included in this metric.
(2) Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)
We have two reportable segments: NYTG and The Athletic. Management uses adjusted operating profit (loss) by segment in assessing performance and allocating resources. The Company includes in its presentation revenues and adjusted operating costs to arrive at adjusted operating profit (loss) by segment. Adjusted operating costs are defined as operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating profit is defined as operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating profit expressed as a percentage of revenues is referred to as adjusted operating profit margin.
Subscription revenues from and expenses associated with our bundle are allocated to NYTG and The Athletic.
We allocate 10% of bundle revenues to The Athletic based on management’s view of The Athletic’s relative value to the bundle, which is derived based on analysis of various metrics.
We allocate 10% of product development, marketing and subscriber servicing expenses (including direct variable expenses such as credit card fees, third party fees and sales taxes) associated with the bundle to The Athletic, and the remaining costs are allocated to NYTG, in each case, in line with the revenues allocations.

	Third Quarter			Nine Months
	2024	2023	% Change	2024	2023	% Change
Revenues
NYTG	$596,028	$563,903	5.7%	$1,738,578	$1,657,179	4.9%
The Athletic	44,713	34,442	29.8%	122,400	92,758	32.0%
Intersegment eliminations(1)	(563)	—	*	(1,688)	—	*
Total revenues	$640,178	$598,345	7.0%	$1,859,290	$1,749,937	6.2%
Adjusted operating costs
NYTG	$494,485	$466,249	6.1%	$1,445,188	$1,394,268	3.7%
The Athletic	42,075	42,341	(0.6)%	130,855	119,774	9.3%
Intersegment eliminations(1)	(563)	—	*	(1,688)	—	*
Total adjusted operating costs	$535,997	$508,590	5.4%	$1,574,355	$1,514,042	4.0%
Adjusted operating profit (loss)
NYTG	$101,543	$97,654	4.0%	$293,390	$262,911	11.6%
The Athletic	2,638	(7,899)	*	(8,455)	(27,016)	(68.7)%
Total adjusted operating profit	$104,181	$89,755	16.1%	$284,935	$235,895	20.8%
AOP margin % - NYTG	17.0%	17.3%	(30) bps	16.9%	15.9%	100 bps
(1) Intersegment eliminations (“I/E”) related to content licensing.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

Revenues detail by segment

	Third Quarter			Nine Months
	2024	2023	% Change	2024	2023	% Change
NYTG
Subscription	$422,192	$392,937	7.4%	$1,233,577	$1,152,130	7.1%
Advertising	109,324	108,672	0.6%	319,416	323,091	(1.1)%
Other	64,512	62,294	3.6%	185,585	181,958	2.0%
Total	$596,028	$563,903	5.7%	$1,738,578	$1,657,179	4.9%
The Athletic
Subscription	$31,135	$25,640	21.4%	$88,077	$73,579	19.7%
Advertising	9,046	8,441	7.2%	21,828	18,033	21.0%
Other	4,532	361	*	12,495	1,146	*
Total	$44,713	$34,442	29.8%	$122,400	$92,758	32.0%

I/E(1)	$(563)	$—	*	$(1,688)	$—	*

The New York Times Company
Subscription	$453,327	$418,577	8.3%	$1,321,654	$1,225,709	7.8%
Advertising	118,370	117,113	1.1%	341,244	341,124	—
Other	68,481	62,655	9.3%	196,392	183,104	7.3%
Total	$640,178	$598,345	7.0%	$1,859,290	$1,749,937	6.2%
(1) Intersegment eliminations (“I/E”) related to content licensing recorded in Other revenues.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

Adjusted operating costs (operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items) detail by segment

	Third Quarter			Nine Months
	2024	2023	% Change	2024	2023	% Change
NYTG
Cost of revenue (excluding depreciation and amortization)	$306,431	$288,228	6.3%	$897,306	$860,340	4.3%
Sales and marketing	63,442	51,956	22.1%	173,380	165,135	5.0%
Product development	52,672	50,930	3.4%	161,116	151,810	6.1%
Adjusted general and administrative(1)	71,940	75,135	(4.3)%	213,386	216,983	(1.7)%
Total	$494,485	$466,249	6.1%	$1,445,188	$1,394,268	3.7%
The Athletic
Cost of revenue (excluding depreciation and amortization)	$25,971	$22,907	13.4%	$75,862	$67,570	12.3%
Sales and marketing	5,689	10,679	(46.7)%	22,188	26,775	(17.1)%
Product development	8,358	6,503	28.5%	25,319	18,732	35.2%
Adjusted general and administrative(2)	2,057	2,252	(8.7)%	7,486	6,697	11.8%
Total	$42,075	$42,341	(0.6)%	$130,855	$119,774	9.3%

I/E(3)	$(563)	$—	*	$(1,688)	$—	*

The New York Times Company
Cost of revenue (excluding depreciation and amortization)	$331,839	$311,135	6.7%	$971,480	$927,910	4.7%
Sales and marketing	69,131	62,635	10.4%	195,568	191,910	1.9%
Product development	61,030	57,433	6.3%	186,435	170,542	9.3%
Adjusted general and administrative	73,997	77,387	(4.4)%	220,872	223,680	(1.3)%
Total	$535,997	$508,590	5.4%	$1,574,355	$1,514,042	4.0%
(1) Excludes severance of $5.5 million for the first nine months of 2024. There were no severance costs for the third quarter of 2024. Excludes multiemployer pension withdrawal costs of $1.9 million and $4.8 million for the third quarter and first nine months of 2024, respectively. Excludes severance of $3.1 million and $6.4 million for the third quarter and first nine months of 2023, respectively. Excludes multiemployer pension withdrawal costs of $1.4 million and $3.9 million for the third quarter and first nine months of 2023, respectively.

(2) Excludes severance of $0.3 million and $0.8 million for the third quarter and first nine months of 2024, respectively. Excludes severance of $1.2 million for the first nine months of 2023. There were no severance costs for the third quarter of 2023.

(3) Intersegment eliminations (“I/E”) related to content licensing recorded in Cost of revenue (excluding depreciation and amortization).
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
In this release, the Company has referred to non-GAAP financial information with respect to adjusted diluted EPS, defined as diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items; adjusted operating profit, defined as operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items; adjusted operating profit margin, defined as adjusted operating profit divided by revenues; adjusted operating costs, defined as operating costs before depreciation, amortization, severance, multiemployer pension withdrawal costs and special items; and free cash flow, defined as net cash provided by operating activities less capital expenditures. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.
Adjusted diluted EPS provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit and adjusted operating profit margin are useful in evaluating the ongoing performance of the Company’s business as they exclude the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating costs provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.
Management considers special items, which may include impairment charges, pension settlement charges, acquisition-related costs, and beginning in the first quarter of 2024, Generative AI Litigation Costs, as well as other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. Management determined to report Generative AI Litigation Costs as a special item and thus exclude them beginning in the first quarter of 2024 because, unlike other litigation expenses which are not excluded, the Generative AI Litigation Costs arise from a discrete, complex and unusual proceeding and do not, in management’s view, reflect the Company’s ongoing business operational performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.
The Company considers free cash flow as providing useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet, for strategic opportunities, including investing in the Company’s business and strategic acquisitions, and/or for the return of capital to stockholders in the form of dividends and stock repurchases.
Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single-employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted EPS excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted EPS and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.
Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands, except per share data)

Reconciliation of diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items (or adjusted diluted EPS)

	Third Quarter			Nine Months
	2024	2023	% Change	2024	2023	% Change
Diluted EPS	$0.39	$0.32	21.9%	$1.03	$0.74	39.2%
Add:
Amortization of acquired intangible assets	0.04	0.04	—	0.12	0.13	(7.7%)
Severance	—	0.02	*	0.04	0.05	(20.0%)
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	—	0.03	0.02	50.0%
Other components of net periodic benefit costs	0.01	—	*	0.02	(0.01)	*
Special items:
Generative AI Litigation Costs	0.03	—	*	0.05	—	*
Impairment charges	—	0.02	*	—	0.10	*
Multiemployer pension plan liability adjustment	—	(0.01)	*	—	(0.01)	*
Income tax expense of adjustments	(0.02)	(0.02)	—	(0.07)	(0.07)	—
Adjusted diluted EPS(1)	$0.45	$0.37	21.6%	$1.21	$0.94	28.7%
(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	Third Quarter			Nine Months
	2024	2023	% Change	2024	2023	% Change
Operating profit	$76,727	$63,567	20.7%	$204,456	$147,242	38.9%
Add:
Depreciation and amortization	20,622	21,475	(4.0)%	61,865	64,173	(3.6)%
Severance	329	3,086	(89.3)%	6,230	7,578	(17.8)%
Multiemployer pension plan withdrawal costs	1,883	1,397	34.8%	4,792	3,936	21.7%
Generative AI Litigation Costs	4,620	—	*	7,592	—	*
Impairment charges	—	2,503	*	—	15,239	*
Multiemployer pension plan liability adjustment	—	(2,273)	*	—	(2,273)	*
Adjusted operating profit	$104,181	$89,755	16.1%	$284,935	$235,895	20.8%
Divided by:
Revenues	$640,178	$598,345	7.0%	$1,859,290	$1,749,937	6.2%
Operating profit margin	12.0%	10.6%	140 bps	11.0%	8.4%	260 bps
Adjusted operating profit margin	16.3%	15.0%	130 bps	15.3%	13.5%	180 bps
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)

Reconciliation of total operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating costs)

	Third Quarter
	2024				2023
	NYTG	The Athletic	I/E(1)	Total	NYTG	The Athletic	Total	% Change
Total operating costs	$515,012	$49,002	$(563)	$563,451	$485,616	$49,162	$534,778	5.4%
Less:
Depreciation and amortization	14,024	6,598	—	20,622	14,654	6,821	21,475	(4.0)%
Severance	—	329	—	329	3,086	—	3,086	(89.3)%
Multiemployer pension plan withdrawal costs	1,883	—	—	1,883	1,397	—	1,397	34.8%
Generative AI Litigation Costs	4,620	—	—	4,620	—	—	—	*
Impairment charges	—	—	—	—	2,503	—	2,503	*
Multiemployer pension plan liability adjustment	—	—	—	—	(2,273)	—	(2,273)	*
Adjusted operating costs	$494,485	$42,075	$(563)	$535,997	$466,249	$42,341	$508,590	5.4%

	Nine Months
	2024				2023
	NYTG	The Athletic	I/E(1)	Total	NYTG	The Athletic	Total	% Change
Total operating costs	$1,505,034	$151,488	$(1,688)	$1,654,834	$1,461,281	$141,414	$1,602,695	3.3%
Less:
Depreciation and amortization	41,990	19,875	—	61,865	43,697	20,476	64,173	(3.6)%
Severance	5,472	758	—	6,230	6,414	1,164	7,578	(17.8)%
Multiemployer pension plan withdrawal costs	4,792	—	—	4,792	3,936	—	3,936	21.7%
Generative AI Litigation Costs	7,592	—	—	7,592	—	—	—	*
Impairment charges	—	—	—	—	15,239	—	15,239	*
Multiemployer pension plan liability adjustment	—	—	—	—	(2,273)	—	(2,273)	*
Adjusted operating costs	$1,445,188	$130,855	$(1,688)	$1,574,355	$1,394,268	$119,774	$1,514,042	4.0%
(1) Intersegment eliminations (“I/E”) related to content licensing.
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of net cash provided by operating activities before capital expenditures (or free cash flow)

	Nine Months
	2024	2023
Net cash provided by operating activities	$258,816	$224,100
Less: Capital expenditures	(21,115)	(16,539)
Free cash flow	$237,701	$207,561